Exhibit 99.05

AMENDMENT NO. 1 TO BRIDGE LOAN AGREEMENT

This Amendment No. 1 (the "Bridge Amendment") to the Loan Agreement (as defined below), is entered into as of September __, 2012 by and among BluePhoenix Solutions Ltd. (the "Company"), a company incorporated under the laws of the State of Israel, and each of Lake Union Capital Management, LLC, Prescott Group Capital Management, LLC and Columbia Pacific Opportunity Fund, LP (individually, a "Lender", and collectively, the "Lenders").

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

WITNESSETH

WHEREAS, the Company and the Lenders have entered into that certain Loan Agreement, dated March 19, 2012 (the "Loan Agreement"), providing for, inter alia, the grant of a loan by the Lenders to the Company in the aggregate amount of $500,000; and

WHEREAS, the parties wish to amend such Loan Agreement in accordance with the terms and conditions hereof; and

WHEREAS, the Company's Board of Directors, the Company's Audit Committee and the Company's Shareholders have reviewed and approved this Bridge Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 4.4 is hereby added to the Loan Agreement, to read as follows:

4.4.              Optional Conversion by the Lenders. Notwithstanding anything contained hereinabove to the contrary, in addition to the foregoing rights granted to the Lenders (including, inter alia, the rights set forth in Section 4.2 above), for a period of 210 days following the Closing, each of the Lenders shall have the right, at its sole discretion, to convert its applicable portion of the Loan and any accrued and unpaid Interest thereon, in full and not in part, into Ordinary Shares of the Company (which shall be deemed "Conversion Option Shares") at a price per share equal to the 30-day volume weighted average price per share of the Company’s Ordinary Shares on NASDAQ Global or Nasdaq Capital market calculated as set at the end of the two trading-days prior to the Closing Date (which shall be deemed “Conversion Option”). Each of the Lenders shall be entitled to exercise the Conversion Option by providing the Company with a notice notifying the Company of its election to exercise the Conversion Option (which shall be deemed a "Conversion Notice"). The Company shall issue the Conversion Option Shares within 4 business days (in both Israel and in the US) of the delivery of the Conversion Notice. Following the issuance of the Conversion Option Shares to a Lender, the Company shall not owe such Lender any the amount under its applicable portion of the Loan nor any applicable Interest. The Conversion Option Shares shall be issued free and clear of any Lien and shall be deemed "Registrable Securities" under the Registration Rights Agreement. In case any withholding applies to the issuance of the Conversion Option Shares, the Company agrees to transfer only the net number of Conversion Option Shares to such Lender following the applicable withholding and subject to the terms of this Agreement.

2.
This Bridge Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

3.
This Bridge Amendment shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby submit to the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Loan Agreement as of the date first above written.

The Company:

______________________
BluePhoenix Solutions Ltd.
By: ______________
(Name & Title)

The Lenders:

______________________
Lake Union Capital Management, LLC
By: ______________
(Name & Title)

______________________
Prescott Group Capital Management, LLC
By: ______________
(Name & Title)

______________________
Columbia Pacific Opportunity Fund, LP
By: ______________
(Name & Title)

[Signature Page to Amendment No. 1 to Loan Agreement / BluePhoenix Solutions Ltd. / 2012]